EXHIBIT 3

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

         In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended (the “Act”), the undersigned hereby agree (the “Agreement”) to the joint filing on behalf of each of them of a single statement on Schedule 13D, and any amendments thereto, with respect to the common shares, par value $0.001 per share, of Harris Interactive Inc., a Delaware corporation, and that this Agreement be included as an Exhibit to such filing.

        Each of the undersigned does hereby make, constitute and appoint Cédric de Bailliencourt, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether it is acting individually or as representative of others, any and all filings required to be made by it under Section 13(d) of the Act and the rules and regulations promulgated thereunder with respect to securities which may be deemed to be beneficially owned by it under the Act, giving and granting unto said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as it might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

        The power of attorney shall remain in full force and effect until revoked in writing by any of the undersigned.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of April 19, 2007.

VINCENT BOLLORÉ By: /s/ Vincent Bolloré Name: Vincent Bolloré FINANCIÈRE DE SAINTE-MARINE By: /s/ Thierry Marraud Name: Thierry Marraud Title: President